Exhibit 10.2

AMENDED AND RESTATED

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”), dated as of this 30 day of October 2026, is by and between Colony Bank (“Employer”), a Georgia Bank and wholly-owned subsidiary of Colony Bankcorp, Inc. and F.R. Saunders Jr. (“Employee”), a resident of the State of South Carolina (collectively, the “Parties”).

WHEREAS, Employee is currently employed by First Reliance Bank (the “Prior Employer”), a wholly-owned subsidiary of First Reliance Bancshares, Inc. (“First Reliance”);

WHEREAS, following, and contingent upon the closing of, the merger of First Reliance with and into Colony Bankcorp, Inc. (the “Merger”), Employer desires to retain the services of Employee following the Effective Time (as defined in the Agreement and Plan of Merger between the Holding Company and First Reliance, dated as of June 24, 2026 (the “Merger Agreement”) for the periods set forth herein;

WHEREAS, the Parties are presently party to the Retention Agreement, dated August 14, 2026 (the “Prior Agreement”); and

WHEREAS, the Parties desire to amend and restate the Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Employer and Employee hereby agree as follows:

1.             Retention Bonus.

(a)      This Agreement shall be effective as of the Effective Time of the Merger, as defined in the Merger Agreement. If the Effective Time shall not occur as contemplated under the Merger Agreement, this Agreement shall be deemed void and of no force and effect.

(b)      Subject to the terms and conditions of this Agreement, Employer agrees to pay Employee an aggregate cash retention bonus equal to One Million Two Hundred Ten Thousand Dollars and Zero Cents ($1,210,000.00) (the “Retention Bonus”), less normal withholdings, payable as follows: (i) Four Hundred and Fifty Thousand Dollars and Zero Cents ($ 450,000.00), payable on the first payroll date that follows the first anniversary of the Effective Time (the “First Retention Payment Date”), provided that Employee remains employed by Employer on the First Retention Payment Date; (ii) Four Hundred and Fifty Thousand Dollars and Zero Cents ($450,000.00), payable on the first payroll date that follows the second anniversary of the Effective Time (the “Second Retention Payment Date”), provided that Employee remains employed by Employer on the Second Retention Payment Date; and (iii) Three Hundred and Ten Thousand Dollars and Zero Cents ($310,000.00), payable on the first payroll date that follows the third anniversary of the Effective Time (the “Third Retention Payment Date”), provided that Employee remains employed by Employer on the Third Retention Payment Date.

(c)      If Employee’s employment with Employer terminates for any reason, Employee shall forfeit any unpaid portion of the Retention Bonus. Notwithstanding the foregoing, if (x) Employee’s employment with Employer terminates by reason of Employee’s death, or (y) Employer terminates Employee’s employment without Cause or if Employee resigns for Good Reason (in each case as defined in Employee’s Employment Agreement with Employer dated as of June 24, 2026 (the “Employment Agreement”) prior to the Third Retention Payment Date, then Employer shall pay to Employee or Employee’s estate, as applicable, any unpaid portion of the Retention Bonus in a single lump sum within sixty (60) days following Employee’s date of termination, provided that, in the event of a termination under subsection (y) hereof, (i) within sixty (60) days after the date of termination Employee executes a separation agreement containing a full general release of claims and covenant not to sue in a form satisfactory to Employer (the “Release”) and does not revoke such Release within the time period specified therein, and (ii) Employee complies with his continuing obligations under the Employment Agreement, including but not limited to Section 6 thereof.

(d)      If a Change in Control (as defined in the Employment Agreement) occurs prior to the Third Retention Payment Date, and Employee remains employed by Employer on the effective date of such Change in Control, then Employer shall pay to Employee any unpaid portion of the Retention Bonus in a single lump sum within sixty (60) days following such Change in Control, provided that (i) Employee executes a Release and does not revoke such Release within the time period specified therein, and (ii) Employee complies with his continuing obligations under the Employment Agreement, including but not limited to Section 6 thereof.

2.             Special Purpose of Retention Bonus. The Retention Bonus shall be in addition to any other compensation or benefits that Employee may otherwise be eligible to receive, including under his Employment Agreement, and is not a permanent or recurring element of Employee’s compensation, nor will it impact any other element of compensation for which Employee may otherwise be eligible. This Agreement does not create any rights for Employee beyond the potential right to payment of the Retention Bonus.

3.             No Contract of Employment. Nothing in this Agreement shall be interpreted to constitute a contract of employment.

4.             Entire Agreement. This Agreement contains the entire agreement between Employer and Employee with respect to the payment of retention bonuses and supersedes any other prior or contemporaneous agreements between the parties with respect to a retention bonus, whether oral or written (expressly including, but not limited to, the Prior Agreement). For the avoidance of doubt, notwithstanding the foregoing or anything to the contrary contained herein, Employee acknowledges and agrees that nothing herein shall limit, amend, supersede, replace, or supplant any other agreements or provisions executed by Employee in favor of Employer regarding non-competition, non-solicitation, confidentiality, return of property, non-disparagement, ownership of intellectual property, or arbitration obligations. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto. If a term of this Agreement is deemed unenforceable by a court of law, the validity or enforceability of any other provision of this letter agreement is not thereby affected.

5.             Applicable Law; Forum Selection; Consent to Jurisdiction. The Parties agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. The Parties that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be either the Superior Court of Ben Hill County, Georgia or the United States District Court for the Middle District of Georgia, Albany Division. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to venue; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue. The Parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

6.            Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

7.            Assignment. This Agreement can be assigned by Employer without Employee’s consent and shall be binding and inure to the benefit of Employer, its successors and assigns. No right, obligation or duty of this Agreement may be assigned by Employee without the prior written consent of Employer.

8.             Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

9.             Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such party.

10.           Code Section 409A.

(a)      This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b)      Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Employee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Employee, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)      Each payment of benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(d)      Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after Employee’s date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit shall be made (or in the case of installment payments, installments that would have otherwise been payable during such 60-day period shall be accumulated and paid) on the 60th day after Employee’s date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, Employer may elect to make or commence payment at any time during such 60-day period.

(e)      Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have hereunto signed this Agreement as of the day and year first above written.

COLONY BANK

/s/ T. Heath Fountain
By:	T. Heath Fountain
Its:	Chief Executive Officer

EMPLOYEE

/s/ F.R. Saunders Jr.
F.R. Saunders Jr.